Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 31, 2014, relating to the consolidated financial statements and financial statement schedule of Lowe’s Companies, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2014, and to the reference to us under the heading “Independent Registered Public Accounting Firm,” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
November 12, 2014